Exhibit 99.1

  Merrill Lynch Reports Third Quarter Net Earnings of $920 Million,
                       $0.93 Per Diluted Share;
        Record Net Earnings for the First Nine Months of 2004,
                           Up 24% From 2003

    NEW YORK--(BUSINESS WIRE)--Oct. 12, 2004--Merrill Lynch (NYSE:MER) today reported third quarter net earnings of $920 million, a decline of 8% from $1.0 billion in the 2003 third quarter. Earnings per diluted share were $0.93, compared with $1.00 for the year-ago quarter. The company said the decline in quarterly net earnings had been anticipated and was primarily driven by reduced activity levels, which impacted Global Markets and Investment Banking and, to a lesser extent, Global Private Client. Earnings in Merrill Lynch Investment Managers increased from the year-ago quarter. Third quarter net revenues were $4.8 billion, 3% lower than the third quarter of 2003.

    Net earnings for the first nine months were $3.3 billion, 24% higher than the year-ago period, on net revenues that grew 8%, to $16.2 billion. These are record nine months earnings for Merrill Lynch. The pre-tax profit margin was 26.5%, over two percentage points higher than the 24.3% achieved in the first nine months of 2003. Year-to-date 2004 annualized return on equity was 14.6%, up from 13.7% in the prior-year period.



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

    "Like the rest of the industry, we experienced very challenging market conditions and resulting revenue pressures in the quarter," said Stan O'Neal, chairman and chief executive officer. "However, over the past three years our repositioning of the company's business model, combined with the realignment of our cost base and our revenue diversification efforts, enabled us to deliver solid results that kept us on track for record earnings for the first nine months of 2004.

    "Most importantly, we continued to invest in key growth initiatives during the quarter in each of our business segments," Mr. O'Neal continued, "and we are making gains in filling strategic gaps, enhancing service to our clients, broadening our revenue profile and actively managing our equity capital. We feel very good about the state of our business overall, and we remain committed to the investments we have identified that continue to enhance and grow our business."

Business Segment Review:

Global Markets and Investment Banking (GMI)
-------------------------------------------
    GMI's solid performance was amidst a challenging business environment in the third quarter of 2004. Oil prices, interest rates, low volatility and geopolitical uncertainty continued to affect the markets, and the slowing of activity typical of the summer months was more pronounced than usual.

    -- GMI's third quarter pre-tax earnings were $771 million, down 22% from the year-ago quarter, driven by net revenues that decreased 9%, to $2.3 billion. Non-interest expenses were essentially unchanged from the year-ago quarter. The third quarter pre-tax profit margin was 34.3%.

    -- GMI's year-to-date pre-tax earnings were $2.9 billion, up 2% from the prior year period, on net revenues that rose 4%, to $8.1 billion. The year-to-date pre-tax profit margin was 35.3%, compared with 36.0% in the first nine months of 2003 (34.7% excluding September 11-related recoveries-- see Attachment III for details).

    -- Global Markets net revenues decreased 13% from the 2003 third quarter and 15% from the 2004 second quarter, driven by lower net trading revenues in both debt and equity markets. Compared with the prior-year period, debt markets net revenues decreased 11%, driven lower by credit products revenues, partially offset by increases in global principal investing and secured finance and interest rate trading. Equity markets net revenues decreased 15% compared with the 2003 third quarter, driven by lower cash and equity-linked trading revenues, which more than offset increased net revenues from equity financing and services.



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

    -- Investment Banking net revenues were up 4% from the year-ago quarter and down 17% from the second quarter of 2004. Compared with the 2003 third quarter, a 33% increase in debt origination revenues was largely offset by a 16% decline in equity origination revenues, while advisory revenues decreased only 4%. Year-to-date net revenues in investment banking were up 28% from the first nine months of 2003, with debt and equity origination as well as advisory contributing to the increase.

Global Private Client (GPC)
---------------------------
    GPC performed strongly across most businesses in the third quarter, despite a difficult market environment and a more pronounced seasonal slowdown in client activity. This performance demonstrated the benefits of GPC's continued focus on revenue diversification, asset annuitization and growth in Financial Advisors (FAs).

    -- GPC's net revenues were $2.3 billion, unchanged from the prior-year quarter and down only 4% from the 2004 second quarter. Compared with the 2003 third quarter, higher asset values and annuitized asset flows drove fee-based revenues significantly higher, essentially offsetting the market-driven decline in transaction-based revenues and lower net interest profit, which was impacted by increased credit provisions for small business lending. GPC's third quarter pre-tax earnings of $409 million were down 10% from the year-ago quarter, and the pre-tax profit margin was 17.7%, as non-interest expenses increased, due in part to higher litigation-related costs.

    -- For the first nine months of 2004, GPC's pre-tax earnings were up 33% from the year-ago period to a record $1.4 billion, on net revenues that rose 10%, to $7.2 billion. GPC's year-to-date pre-tax profit margin was 18.9%, up over three percentage points from the year-ago period.

    -- The number of FAs grew through competitive recruitment and new trainee hiring by approximately 100, to 14,100 globally. Year-to-date, GPC has increased FAs by 600, up more than 4% from the end of 2003 and on target for GPC's goal of 5% annual growth. FA turnover, including top producers, remained at very low levels.

    -- Total assets in GPC accounts grew 9% from the year-ago quarter, to $1.3 trillion. Net inflows into annuitized products, including net new money and funds transferred into annuitized products from existing accounts, were $7 billion during the quarter, bringing the year-to-date total to $28 billion.



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

Merrill Lynch Investment Managers (MLIM)
----------------------------------------
    MLIM continued to generate strong investment performance while focusing on broadening the distribution of its products and maintaining operating discipline. Despite a progressively more challenging market environment, MLIM's strategy has generated consistent quarterly pre-tax earnings for the first nine months of 2004, which are more than double those for the prior-year period.

    -- MLIM's third quarter pre-tax earnings were $110 million, up 59% from $69 million in the third quarter of 2003 and down slightly from the 2004 second quarter. Net revenues increased 10% from the year-ago period, to $373 million, driven primarily by increased average asset values. The pre-tax profit margin was 29.5%, up over nine percentage points from 20.4% in the year-ago period.

    -- MLIM's year-to-date pre-tax earnings were $331 million, on net revenues that grew 17%, to $1.2 billion. The year-to-date pre-tax profit margin was 28.7%, compared to 16.8% in the first nine months of 2003.

    -- MLIM's relative investment performance continues to be strong. More than 70% of global assets under management were ahead of their respective benchmarks or medians for the one-, three- and five-year periods ended August 2004.

    -- Firmwide, assets under management totaled $478 billion at the end of the third quarter, up slightly from the year-ago quarter and 2% lower than the second quarter of 2004. The sequential decline was due principally to net outflows from short-term institutional liquidity products, largely the result of increases in short-term interest rates.

Prior Year September 11-Related Net Recoveries
----------------------------------------------
    The September 11-related net recovery in the third quarter of 2003 included a partial pre-tax insurance recovery of $25 million, offset by September 11-related costs of $4 million. For the first nine months of 2003, recoveries totaled $100 million, offset by September 11-related costs of $18 million. These insurance recoveries represented partial business interruption settlements for GMI and were recorded as a reduction of expenses in that segment. The costs were recorded in the Corporate segment.



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

Third Quarter Income Statement Review:

Revenues
--------
    Net revenues were $4.8 billion, down 3% from the year-ago quarter.

    Asset management and portfolio service fees were $1.3 billion, up 13% from the 2003 third quarter. This increase includes higher portfolio servicing fees, a large portion of which are calculated on beginning-of-period asset values, as well as increased investment and fund management fees.

    Commission revenues were $1.1 billion, essentially unchanged from the third quarter of 2003, as lower equity commissions were offset by higher mutual fund and insurance commissions.

    Principal transactions revenues were $390 million, 45% lower than the year-ago quarter, reflecting significantly lower equity trading revenues driven principally by decreases in U.S. secondary trading and equity-linked trading. Global Markets net revenues are better analyzed on an aggregate basis by business, which includes net interest; refer to Attachment III for further detail on GMI net revenues.

    Net interest profit was $914 million, down 11% from the 2003 third quarter, due primarily to changes in the balance sheet mix and increased credit provisions in GPC small business lending.

    Investment banking revenues were $666 million, down slightly from the year-ago quarter. These revenues included underwriting revenues of $537 million and strategic advisory revenues of $129 million, which both declined marginally from the year-ago quarter.

    Other revenues were $438 million, up $127 million from the 2003 third quarter due principally to a write-down in 2003 of certain available-for-sale securities considered to be impaired on an other-than-temporary basis.



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

Expenses
--------
    On a year-to-date basis, compensation and benefits expenses were 48.8% of net revenues, down from 51.5% for the first nine months of 2003. Compensation and benefits expenses were $2.3 billion, or 47.0% of net revenues for the third quarter of 2004, compared to 49.0% in the year-ago quarter.

    Overall, non-compensation expenses were $1.4 billion. Excluding the impact of the net recovery related to September 11 in 2003, non-compensation expenses were up 17% from the 2003 third quarter, but only 5% from the 2004 second quarter.

    Details of the significant changes in non-compensation expenses from the third quarter of 2003 are as follows:

    -- brokerage, clearing, and exchange fees were $213 million, up 13% due in part to the acquisition of a clearing business;

    -- professional fees increased 12%, to $163 million, due principally to higher consulting fees and employment service fees;

    -- advertising and market development expenses were $127 million, up 43% due primarily to increased promotional costs, travel, and recognition programs; and

    -- other expenses were $231 million, up $113 million which reflects higher litigation provisions in GPC and the impact of the consolidation of certain private equity investments.

    Merrill Lynch's year-to-date effective tax rate was 24.3% reflecting the business mix, tax settlements in the second quarter and utilization of Japanese net operating loss carryforwards.

Staffing
--------
    Merrill Lynch's full-time employees totaled 49,900 at the end of the third quarter of 2004, a net increase of 600 during the quarter. This increase primarily reflects seasonal hiring into training programs, and FA recruiting.



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

Stock Repurchase Plan
---------------------
    As part of its active management of equity capital, Merrill Lynch repurchased 17.8 million shares of its common stock during the third quarter at an average price of $50.28 per share. Through the end of the third quarter, Merrill Lynch repurchased a cumulative total of
47.7 million shares at an average price of $54.86, completing the $2 billion repurchase authorized in February 2004 and utilizing $619 million of the additional $2 billion repurchase authorized in July 2004.

    Ahmass Fakahany, executive vice president and chief financial officer, will host a conference call today at 10:00 a.m. EDT to discuss the company's 2004 third quarter results. The conference call can be accessed via a live audio webcast available through the Investor Relations website at www.ir.ml.com or by dialing (888) 810-0245 (U.S. callers) or (706) 634-0180 (non-U.S. callers).
On-demand replay of the webcast will be available from approximately 1:00 p.m. EDT today at the same web address.

    Merrill Lynch is one of the world's leading financial management and advisory companies with offices in 35 countries and total client assets of approximately $1.5 trillion. As an investment bank, it is a leading global underwriter of debt and equity securities and strategic advisor to corporations, governments, institutions, and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world's largest managers of financial assets, with assets under management of $478 billion. For more information on Merrill Lynch, please visit www.ml.com.



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

    Merrill Lynch may make or publish forward-looking statements about management expectations, strategic objectives, business prospects, investment banking backlogs, anticipated expense levels and financial results, anticipated results of litigation and regulatory proceedings, and other similar matters. A variety of factors, many of which are beyond Merrill Lynch's control, affect the operations, performance, business strategy and results of Merrill Lynch and could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and potential competitors, the effect of current and future legislation or regulation, and certain other additional factors described in Merrill Lynch's 2003 Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K, which are available on the Merrill Lynch Investor Relations website at www.ir.ml.com and at the SEC's website, www.sec.gov.

    Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update such statements to reflect the impact of circumstances or events that arise after the date these statements were made. Readers should, however, consult any further disclosures Merrill Lynch may make in its reports filed with the SEC.



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